Exhibit 99.1

NOTICE OF FULL REDEMPTION

LPL Holdings, Inc.

10.75% Senior Subordinated Notes due 2015 (the “Notes”)

CUSIP No. 50212YAA2

NOTICE IS HEREBY GIVEN TO THE

HOLDERS of the above-referenced Notes

Pursuant to Section 3.07 of the Indenture, dated as of December 28, 2005 (the “Indenture”) among LPL Holdings, Inc., as Issuer (the “Issuer”), the Guarantors named on the signature pages thereto and Wells Fargo Bank, National Association, as trustee (the “Trustee”), relating to the above-referenced 10.75% Senior Subordinated Notes due 2015 (the “Notes”), the Issuer has elected to redeem and will redeem on June 22, 2010 (the “Redemption Date”) $550 million aggregate principal amount of the outstanding Notes at a redemption price of 105.375% of the principal amount thereof (the “Redemption Price”), plus accrued and unpaid interest on the Notes redeemed to, but not including, the Redemption Date.  Holders of the Notes will be paid the Redemption Price upon presentation and surrender of their Notes for redemption at the address indicated below.  Notes called for redemption must be so surrendered in order to collect the Redemption Price.  The address for delivery of the Notes to Wells Fargo Bank, N.A., as Paying Agent (as defined in the Indenture), is as follows:

Registered & Certified Mail:	Regular Mail or Courier:	In Person by Hand Only:
Wells Fargo Bank, N.A.	Wells Fargo Bank, N.A.	Wells Fargo Bank, N.A.
Corporate Trust Operations	Corporate Trust Operations	Corporate Trust Services
MAC N9303-121	MAC N9303-121	Northstar East Building - 12th Floor
P.O. Box 1517	6th St & Marquette Avenue	608 Second Avenue South
Minneapolis, MN 55480	Minneapolis, MN 55479	Minneapolis, MN 55402

On the Redemption Date, the Redemption Price will become due and payable on Notes called for redemption and, unless the Issuer defaults in making payment of the Redemption Price, interest on Notes called for redemption shall cease to accrue on and after the Redemption Date.  If any Note is redeemed in part, upon surrender of the Note on the Redemption Date, a new Note equal in principal amount to the unredeemed portion will be issued.  If any Note contains a CUSIP or ISIN number, no representation is made as to the correctness or accuracy of such numbers either as printed on the Notes or as contained in this Notice of Redemption and the holder should rely only on the other identification numbers printed on the Notes.

IMPORTANT TAX INFORMATION

Under current United States federal income tax law, backup withholding, at a rate of 28%, generally may apply to the payment of gross redemption proceeds, unless (i) in the case of a non-corporate holder that is a beneficial owner of Notes and that is a United States person (as determined for U.S. federal income tax purposes), the paying agent has received a properly completed IRS Form W-9 setting forth the holder’s taxpayer identification number, or (ii) the holder otherwise establishes an exemption.  A holder that is a beneficial owner of Notes and that is not a United States person (as determined for U.S. federal income tax purposes) generally may establish an exemption from backup withholding by providing to the paying agent an IRS Form W-8BEN, upon which it certifies its foreign status.

This Notice of Redemption was not intended or written to be used, and cannot be used, for the purpose of avoiding tax-related penalties under federal, state, or local tax law.

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Direct inquiries to the Trustee by telephone to at 1-800-344-5128 or by Fax at 612-667-6282.

LPL Holdings, Inc.

By:                 Wells Fargo Bank, National Association, as Trustee

Dated May 24, 2010